Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Destiny Tech100 Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	457(a)	1,455,276	-		$7,596,540.72	0.00011020	$837.14
Fees Previously Paid	Equity	Common Stock, par value $0.00001 per share	457(a)	-	-		$1,000,000		$92.70

Carry Forward Securities
Carry Forward Securities	-	-	-	-			-			-	-	-	-
Total Offering Amounts							$7,596,540.72		837.14
Total Fees Previously Paid(3)						$			$92.70
Total Fee Offset									-
Net Fee Due									$744.44

(1)	The Registrant hereby registers for resale 1,455,276 shares of its common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per share of common stock, the Registrant calculates the maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of the common stock as of March 31, 2023 of $5.22 per share. Given that the Registrant’s shares of common stock are not traded on an exchange or over-the-counter, the Registrant did not use the market prices of its common stock in accordance with Rule 457(c).
(3)	Paid pursuant to the filing of a registration statement on Form N-2 on May 13, 2022.